DISTRIBUTION AGREEMENT

                                 by and between

                        BMG MUSIC d/b/a BMG ENTERTAINMENT

                                       and

                               PUSH RECORDS, INC.

                           DATED AS OF AUGUST 15, 1997


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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
PART I - DISTRIBUTION
1.  Term                                                                    3
2.  Basic Services                                                          3
3.  Ordering/Title/Ownership                                                5
4.  Distribution Fee/Net Sales/Net Proceeds/Reserves/Payment                6
5.  Returns/Procedure/Non-BMG Product(s)                                    8
6.  Excess Inventory                                                       10
7.  Deleted Products                                                       10
8.  Sale Of Products By BMG                                                11
9.  Marketing/Advertising/Promotion                                        13
10. Trademarks                                                             14

PART II- MANUFACTURING
11. Purchase/Processing/Quantities                                         15
12. Price/Additional Terms                                                 17

PART III - GENERAL
13. Applicability                                                          17
14. Statements/Accounting/Audit/Payments/Collateral                        17
15. Force Majeure                                                          18
16. Termination                                                            19
17. Owner's Representations, Warranties, Covenants And Indemnification     20
18. Owner's Relationship To BMG                                            23
19. Key Person                                                             23
20. Notices                                                                24
21. Assignment                                                             24
22. Waivers and Remedies                                                   25
23. Headings                                                               25
24. Investigation                                                          25
25. Entire Agreement                                                       25
26. Severability                                                           25
27. Governing Law                                                          26
28. Counterparts                                                           26

SCHEDULES AND EXHIBITS
Schedule 1 - Owner's Products                                              27
Schedule 2 - Non-BMG Product(s)                                            28
Exhibit A - Price Schedule for Warehouse Services                          30
Exhibit B - Parental Advisory Logo                                         33
Exhibit C - Trademark Requirements                                         34
Exhibit D - Price Schedule for Audio Manufacturing Services                36
Exhibit E - Security Agreement                                             39


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                             DISTRIBUTION AGREEMENT

AGREEMENT made as of the 15th day of August, 1997, by and between BMG Music, d/b/a BMG Entertainment, a New York general partnership, having an office at 1540 Broadway, New York, New York 10036-4098 ("BMG") and Push Records, Inc., a Delaware corporation, having an office at 425 Madison Avenue, Suite 802, New York, New York 10017 ("Owner").

In consideration of the representations, warranties, covenants and mutual promises contained herein and subject to the terms and conditions hereinafter set out, the parties hereto agree as follows:

                              PART I - DISTRIBUTION

1. TERM

      (a) The "Term" of this Agreement is the three (3) year period commencing on the date first written hereinabove ("Initial Period"), unless terminated or extended as provided herein.

      (b) Owner grants to BMG one (1) option to extend the Term ("Option") for one (1) additional one (1) year period commencing immediately following the expiration of the Initial Period ("Additional Period"). The Option will be exercised, if at all, by written notice from BMG to Owner prior to the expiration of the applicable Period. Notwithstanding the immediately preceding sentence, if Owner furnishes BMG with written notice (no sooner than one hundred twenty (120) days, and no later than thirty (30) days, prior to the expiration of the Term) of Owner's interest in knowing whether BMG intends to extend the Term, BMG shall exercise the Option, if at all, only by written notice to Owner within thirty (30) days following Owner's notice to BMG under this Paragraph 1(b).

      (c) The Initial Period and any Additional Period constitute the "Term". As used herein, "Contract Year" means the twelve month period commencing on the month and day first written hereinabove of any year of the Term and ending on the day immediately preceding such day of the following year of the Term.

2. BASIC SERVICES

      (a) As used herein -

            (i) "Owner's Product(s)" means any and all "sound recordings" including, without limitation, record(s) configured as enhanced and other types of compact discs ("CD(s)") (excluding "interactive, multimedia, CD-ROM software products" geared primarily toward non-audio personal computer use (all platforms)), cassettes, tapes, tape cartridges, soundtracks, black vinyl records and all other record(s) forms and "audio-visual recordings", now or hereafter known or developed, derived from "Master(s)" owned or controlled, in whole or in part, directly or indirectly by Owner, currently or at any time during the Term. Attached hereto and by this reference incorporated herein as Schedule 1 is a list of Owner's Product(s) as of the date first written above.

            (ii) "Master(s)" means the original material object in which sounds (with and without images) and/or images (with and without sounds) are fixed by any method now known or later developed and from which sounds and/or images can be perceived, reproduced or


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otherwise communicated, either directly or with the aid of a machine, device or process (including, without limitation, "Sony 1610/1630" master(s) and "gold master(s)"); and

            (iii) "Record(s)" means any reproduction of a Master(s) in any form now known or later developed in which sounds (with and without visual images) are fixed by any method now known or later developed, and from which such sounds can be perceived, reproduced or otherwise communicated, either directly or with the aid of a machine, device or process, and include the objects in which such sounds are fixed, including, but not limited to, CD(s), cassettes, tapes, tape cartridges, soundtracks and "black vinyl record(s)".

      (b) (i) During the Term, BMG will perform for Owner "Distribution Services" (as more fully described herein, including without limitation, in Paragraph 2(c) hereof) related to the distribution of Owner's Product(s) within the fifty United States, its territories and possessions and Puerto Rico ("Territory"), by customary means through any and all normal (viz. traditional) wholesale and retail channels (including, without limitation, so-called "duty free" channels and military channels (including AAFES (the central distribution point in Dallas, Texas)) and any and all so-called "alternative" (viz., non-traditional) wholesale and retail channels (now and/or hereafter known) but at all times subject to the provisions set forth in Paragraph 2 (b)(ii) below through which BMG currently and during the Term distributes, on behalf of other record labels ("Distributed Label(s)"), products comparable to Owner's Product(s) ("Distributed Label(s) Product(s)) and Owner will rely exclusively on BMG therefor.

            (ii) All rights not granted to BMG by Owner are reserved by Owner inclusive of, but not limited to, Owner's retention of the right (1) to make Owner's Product(s) available to consumers through so-called "record clubs" (Owner agrees to give good faith consideration to any non-exclusive proposal from the record club unit affiliated with BMG to make Owner's Product(s) available to consumers throughout the Territory through such record club); (2) to solicit sales and make Owner's Product(s) available on a so-called "direct mail" or "direct to consumer" basis through the Internet and other electronic/on-line mediums (Owner agrees to consult with BMG prior to engaging in any such solicitation and to give good faith consideration to any proposal from BMG to solicit sales on such basis); (3) to solicit sales of Owner's Product(s) ("tv solicitation sales") through television advertisements, excluding tv solicitation sales by or through a "Customer"(s) (as defined herein) such as "QVC" or "HSC" (Owner agrees to consult with BMG prior to engaging in any such solicitation and to give good faith consideration to any proposal from BMG to solicit sales on such basis); (4) to use Owner's Product(s) (in whole or in part) for so-called "premium" or "special products" type of sales (as such terms are commonly understood in the entertainment industry (it being understood and agreed that Owner agrees to give good faith consideration to any proposal from the special products unit affiliated with BMG in connection with premiums and special products sales of Owner's Product(s)); (5) to use and license Owner's Master(s) for any non-record uses (e.g. synchronization licenses); (6) to license Owner's Master(s) to a third party from time to time for use as and for a compilation Record(s) provided that less than a majority of the tracks on any such Record(s) derive from Owner(s) Master(s); and (7) to make Owner's Product(s) available through those non-traditional wholesale and retail channels (in addition to any such channels described under this Paragraph 2(b)(ii)) through which BMG in good faith, is not then distributing (and not intending to distribute) Distributed Label(s) Product(s) (it being understood and agreed that if and when BMG is not distributing Distributed Label(s) Product(s) through such channels, Owner will not distribute Owner's Product(s) through such channels without first affording BMG, during the Term, a "right of first offer" therefor). Upon Owner's written request, from time to time


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during the Term, BMG will advise Owner (in writing) whether BMG distributes or intends to distribute Distributed Label(s) Product(s) on such basis or through such channels.

      (c) Without limiting any provision hereunder, as used in Paragraph 2(b)(i) "Distribution Services" include the following: (i) coordination of the delivery of Owner's Product(s) to the "Warehouse" (as defined herein); (ii) inventory control and management in connection with Owner's Product(s) so delivered; (iii) receiving of all Owner's Product(s) at BMG's Warehouse; (iv) stocking and storing the delivered Owner's Product(s) at the Warehouse in a safe, secure manner consistent with BMG's customary standards and practices for stocking and storing products of Distributed Label(s); (v) solicitation and servicing of "Customer(s)" (as defined herein); (vi) acceptance, processing and fulfillment of orders from Customer(s); (vii) picking Owner's Product(s) from BMG's inventory; (viii) packing the picked Owner's Product(s) for shipment to Customer(s); (ix) physically transporting Owner's Product(s) from the Warehouse to Customer(s); (x) invoicing Customer(s); (xi) collecting from Customer(s);
(xii) processing returns of Owner's Product(s) for scrap or return to inventory;
(xiii) crediting Customer(s); (xiv) restocking Owner's Product(s) which have been returned in a saleable condition or have been refurbished to a saleable condition; and (xv) affording Owner access to such inventory, sales and other management information reports (as relate to Owner's Product(s)) as are made available to Distributed Label(s).

      (d) The "right of first offer" will operate as follows: Owner will furnish BMG with written notice of the availability of the particular Owner's Product(s) for distribution hereunder through a particular non-traditional channel and the material terms of any offer which Owner may desire to make to (or accept from) any third party with respect to such solicitation and distribution of said Owner's Product(s) ("Owner's Notice"). No later than fifteen (15) days following Owner's Notice, BMG will notify Owner, in writing, of BMG's intention, if any, to exercise this right of first offer. If BMG fails to respond to Owner's Notice, in writing, within such fifteen (15) day period, or notifies Owner, in writing, that BMG does not accept the basis or terms of the offer set forth in Owner's Notice, then Owner will have no obligation to BMG with respect thereto. In the event BMG notifies Owner, in writing, that BMG accepts the basis or terms of the offer set forth in Owner's Notice, BMG and Owner will agree, as necessary, to enter into a written amendment to this Agreement (as promptly as possible within the fifteen (15) day period immediately following BMG's written notice to Owner) incorporating herein the basis or terms set forth in the Owner's Notice. Owner agrees not to engage in any such solicitation and distribution of Owner's Product(s) on a basis or terms less favorable to Owner than the basis and terms set forth in the applicable Owner's Notice. The right of first offer described in this Paragraph 2(e) will apply to each different basis and offer which represents the basis or offer upon which Owner is desirous of proceeding, regardless of the date when any such basis or offer is contemplated or any basis or offer (or offers) are made or whether there are several basis and offers on the same or different terms. Owner agrees to notify BMG of the terms of such basis and offer so that BMG may determine whether same is more favorable and elect to accept the same or not, as provided herein.

3. ORDERING/TITLE/OWNERSHIP

      (a) From time to time, BMG will order from Owner such quantities of Owner's Product(s) as BMG requires hereunder to meet the demand therefor and Owner will manufacture such quantities (or cause such quantities to be manufactured), within a reasonable period of time following BMG's order. Unless Owner notifies BMG (in writing) promptly following BMG's placement of a particular order for Owner's Product(s) that Owner has reasonable objections (specifying the nature of any such objection) to such order, Owner


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will cause such quantities to be delivered freight prepaid (i.e. included in the prices set forth on Exhibit D), to BMG's warehouse in Duncan, South Carolina or any other place in the United States designated by BMG ("Warehouse"). The prices set forth in Exhibit D include freight costs to the Warehouse. Therefore, there will be no separate freight costs payable to BMG upon, or in connection with, the delivery of Owner's Product(s) manufactured hereunder in accordance with Exhibit D and all freight costs related to such delivery will be deemed prepaid. BMG will hold Owner's Product(s) at the Warehouse in inventory until the applicable Owner's Product(s) is sold or otherwise disposed of in accordance with the provisions hereof. Owner's Product(s) will be deemed sold at the time Owner's Product(s) are shipped by BMG from the Warehouse to its sub-distributors, distributors, retailers, agents, merchants or other persons with whom BMG may do business (hereinafter individually and collectively, "Customer(s)"). BMG shall maintain its Warehouse in a safe and secure manner consistent with the applicable industry standards.

      (b) Subject to the terms and conditions hereof, including, without limitation, the provisions embodied in Paragraph 14(g), Owner will retain title to, and ownership of, Owner's Product(s) delivered to the Warehouse until sold (as described in Paragraph 3(a) hereof) or otherwise disposed of by BMG in accordance with the provisions hereof. BMG will assume the risk of loss or damage to Owner's Product(s) while Owner's Product(s) are in BMG's possession at the Warehouse. The risk assumed by BMG will be limited to the cost of manufacturing and delivering replacements of the applicable Owner's Product(s) including applicable packaging elements and BMG shall manufacture and deliver (or cause to be manufactured and delivered) such replacements, freight prepaid to the Warehouse.

4. DISTRIBUTION FEE/NET SALES/NET PROCEEDS/RESERVES/PAYMENT

      (a) (i) For Distribution Services rendered under this Part I, BMG will retain a distribution fee of Eighteen (18%) percent of Net Sales ("Distribution Fee") before any and all deductions or other adjustments for "Special Term(s)" (as defined in Paragraph 8(c) below) authorized and/or offered by Owner (which Special Term(s) will be at Owner's sole cost and expense) but after BMG's so-called "standard discounts" (as more fully described herein). As used herein, "Gross Sales" means the total amount invoiced to, and payable by, BMG's Customer(s) for Owner's Product(s) sold hereunder; and "Net Sales" means Gross Sales (i) less credits issued to Customer(s) with respect to Owner's Product(s) which have been returned by Customer(s) and reserves established hereunder, (ii) plus reserves liquidated hereunder. BMG will bear the costs and expenses associated with Customer(s) bad debt risk and cash discounts offered by BMG for timely payment in respect of Owner's Product(s) sold and distributed by BMG to Customer(s).

            (ii) Notwithstanding anything to the contrary contained in section 4(a)(i) above:

                  (A) The Distribution Fee with respect to those cumulative Net Sales that are in excess of Twelve Million ($12,000,000) Dollars will be Seventeen and One Half (17.5%) percent of those Net Sales in lieu of Eighteen (18%) percent, calculated as set forth in Paragraph 4(a)(i) above;

                  (B) The Distribution Fee with respect to those cumulative Net Sales that are in excess of Fifteen Million ($15,000,000) Dollars will be Seventeen (17%) percent of those Net Sales in lieu of Seventeen and One-Half (17.5%) percent, calculated as set forth in Paragraph 4(a)(i) above;


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

                  (C) The Distribution Fee with respect to those cumulative Net Sales that are in excess of Twenty Million ($20,000,000) Dollars will be Sixteen and One-Half (16.5%) percent of those Net Sales in lieu of Seventeen (17%) percent, calculated as set forth in Paragraph 4(a)(i) above; and

                  (D) The Distribution Fee with respect to those cumulative Net Sales that are in excess of Twenty Five Million ($25,000,000) Dollars will be Sixteen (16%) percent of those Net Sales in lieu of Sixteen and One-Half (16.5%) percent, calculated as set forth in Paragraph 4(a)(i) above.

            (iii) Notwithstanding anything to the contrary contained in Paragraphs 4(a)(i) and (ii) above, the initial application of the Distribution Fee set forth in Paragraph 4(a)(ii) will be in respect of the Net Proceeds accounting for the calendar month ("Implementation Month") immediately following the calendar month during which the applicable cumulative Net Sales threshold is achieved ("Threshold Month") and will be applied only in respect of the applicable excess cumulative Net Sales in the Implementation Month and applicable month(s) subsequent to the Implementation Month.

      (b) "Net Proceeds" means Net Sales less the Distribution Fee and other permissible deductions for manufacturing etc.

      (c) Except as otherwise provided herein, Net Proceeds will be payable by BMG to Owner in respect of Owner's Product(s) sold hereunder sixty (60) days after the last day of the calendar month during which Owner's Product(s) is sold by BMG provided that in respect of the sale of each Owner's Product(s) which constitutes a "new release" (i.e. Owner's Product(s) subject to a new release street date) any Net Proceeds in respect thereof will be payable promptly following the end of the calendar month during which payment is due from Customer(s) therefor in accordance with BMG's standard Sales Policy, but in no event later than one hundred (100) days following the applicable "street date" for the particular Owner's Product(s). Net Proceeds payments will be accompanied by a statement rendered in accordance with BMG's regular accounting practices. By way of example, if a new release of Owner's Product(s) is sold in 1997 as release #16 (street date August 26, 1997), any Net Proceeds in respect thereof will be reflected in the accounting rendered on November 30, 1997, rather than on October 31, 1997.

      (d) (i) BMG will have the right to establish, with respect to each calendar month of the Term, a reserve not in excess of thirty (30%) percent of the Gross Sales for that month, except forty (40%) percent with respect to the Gross Sales of Owner's Product(s) as "singles" records (any and all configurations). The reserve established with respect to each month will be maintained for a period of six (6) months and liquidated at the end of the applicable six (6) month period hereunder. Liquidated reserves will be accounted and paid to Owner at the same time and in the same manner as Net Proceeds are accounted and paid to Owner for sales of Owner's Product(s) in the month in which such reserves are liquidated. Notwithstanding the immediately preceding provisions of this Paragraph 4(d)(i) and within sixty (60) days following the expiration of each Contract Year, BMG will review the reserves established hereunder against returns and BMG may adjust (upward and/or downward) the reserves (and the duration of any liquidation period) to reflect BMG's so-called weighted, historical "returns-running rate" experience (i.e., the percentage rate of returns applicable to all Owner's Product(s) during a given twelve (12) month period (except that with respect to "singles Record(s)" it will be the


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percentage rate of returns applicable to Owner's Product(s) distributed as
"singles" Record(s)) for the immediately preceding twelve (12) month period. BMG will give good faith consideration to Owner's request for an additional review of reserves and returns and an additional adjustment during a given Contract Year.

            (ii) Notwithstanding anything, to the contrary contained herein, for each of the final nine (9) calendar months of the Term, the amount of the reserve will be the percentage established pursuant to Paragraph 4(d)(i) of the higher of (A) Gross Sales for the month concerned, or (B) the average monthly Gross Sales for the twelve months immediately preceding the final nine (9) months of the Term.

5. RETURNS/PROCEDURE/NON-BMG PRODUCT(s)

      (a) Owner will accept from BMG all returns of Owner's Product(s) hereunder physically received from Customer(s) during the Term and during the period ending nine (9) months (except ten (10) months if the Term is terminated) after the last day of the Term ("Post-Term Returns Period").

      (b) Any services rendered by BMG in connection with returned Owner's Product(s) will be at the applicable per unit price set forth in Exhibit A attached hereto and by this reference incorporated herein. BMG shall not charge Owner, separately, for any of the costs and expenses incurred by BMG to handle and process (as opposed to refurbish etc.) returns of Owner's Product(s). For the avoidance of doubt, the Distribution Fee does not include any Exhibit A charges, all of which are in addition to the Distribution Fee for such services. BMG will invoice Owner for such services and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof.

      (c) Owner's Product(s) returned to BMG will be returned to the inventory of Owner's Product(s) in BMG's custody, except that, unless BMG and Owner otherwise agree, in writing, BMG will be entitled to scrap (i) any "singles" Record(s) returned; (ii) any other Owner's Product(s) returned with the shrink-wrap, container or other packaging material breached to the extent that Owner's Product(s) could have been removed therefrom; (iii) any Owner's Product(s) which in BMG's reasonable business judgment is not in saleable condition; and (iv) any other Owner's Product(s) which Owner instructs BMG to scrap. BMG will scrap Owner's Product(s) at the applicable per unit price set forth in Exhibit A. BMG will invoice Owner for such scrapping and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof. Notwithstanding the provisions embodied in Paragraph 5(c)(ii) hereof, BMG, as and if readily practicable (however as of the date hereof this is not practicable), shall hold breached Owner's Product(s) in the Warehouse for a reasonable period of time. BMG shall advise Owner of the breached Owner's Product(s) being held and afford Owner an opportunity to remove same from the Warehouse provided that prior to any such removal by Owner (other than for storage purposes) the particular Owner's Product(s) concerned shall have been appropriately marked or otherwise modified by BMG (at Owner's expense) in a manner consistent with BMG's current practices to remove BMG's name therefrom and otherwise preclude same being returned to BMG and provided further that there are no monies due from Owner to BMG. If Owner fails to remove same, pay for the modification of same, pay the "Excess Inventory Charge" which BMG shall be entitled to invoke for storing same after the expiration of such reasonable period of time or pay any monies due from Owner to BMG, BMG shall be entitled to scrap same (without any further obligation to Owner) at the applicable per unit price set forth in Exhibit A for scrapping. BMG shall bill Owner for such charges and Owner shall pay such invoice in accordance with subparagraph 14(b).


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

      (d) (i) (A) As used herein, "Non-BMG Product(s)" means any and all Owner's Product(s) existing prior to the commencement of the Term which was not manufactured or distributed by BMG hereunder and any and all Owner's Product(s) existing during the Term which for any reason is not distributed by BMG hereunder. Non-BMG Product(s) existing prior to the commencement of the Term is listed in Schedule 2 attached hereto and by this reference incorporated herein. Owner represents that as of the date first written hereinabove Non-BMG Product(s) do not exist.

                  (B) Owner (rather than BMG) will be solely responsible for returns of Non-BMG Product(s), the issuance of any credits to Customer(s) in connection therewith and the value of any credit(s) issued or to be issued to Customer(s) (and, upon BMG's request, Owner (at Owner's sole cost and expense) will notify, in writing, all customers and other third parties to such effect). Notwithstanding the immediately preceding provisions of this Paragraph 5(d)(i)(B), BMG (pursuant to Owner's request and solely as an accommodation to Owner), may elect (in BMG's sole discretion) to issue credits to Customer(s) in respect of returns of the applicable Non-BMG Product(s) returned to BMG in accordance with BMG's "Returns Policy". Such credits as are issued by BMG will be issued at the Net Effective Cost (or its equivalent) prices set forth in
Schedule 2 (except, in the absence of any price(s) in Schedule 2 or if any Schedule 2 prices are incompatible with the prices or manner in which BMG administers returns, then such credits will be issued at the prices at which BMG would have issued credits had such Non-BMG Product(s) (or substantially similar products) been distributed by BMG hereunder). The provisions of Paragraphs 5(a), 5(b), 5(c) and 5(d)(ii) will also apply to Non-BMG Product(s). Once BMG credits Customer(s) in respect of these returns, BMG will invoice Owner for the value of such credits and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof.

            (ii) In order to enable BMG to distinguish Owner's Product(s) (and returns of Owner's Product(s)) manufactured and distributed hereunder from any Non-BMG Product(s), (and returns of Non-BMG Product(s)), Owner will ensure that each Owner's Product(s) distributed hereunder is readily distinguishable from Non-BMG Product(s). BMG will advise Owner of, and Owner will incorporate such elements (including, without limitation, separate UPC and/or BMG designated selection numbers for such Owner's Product(s) hereunder) or make such other modifications to Owner's Product(s) hereunder as BMG deems reasonably necessary.

      (e) At Owner's request, BMG will perform refurbishing services with respect to Owner's Product(s) at the applicable per unit prices set forth in Exhibit A. BMG will invoice Owner for such services and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof.

      (f) Notwithstanding anything to the contrary contained herein, BMG will retain all reserves established during the six (6) month period preceding the last day of the Term and apply such reserves against credits issued during such period and/or the Post-Term Returns Period. Within thirty (30) days following the end of the Post-Term Returns Period, a final determination of returns and credits issued therefor will be made by BMG. If credits issued by BMG exceed reserves retained by BMG, Owner promptly will pay BMG the value of the Net Proceeds of that difference, and if at the end of the Post-Term Returns Period such reserves exceed credits issued, BMG promptly will pay Owner the value of the Net Proceeds of that difference.

      (g) BMG will not be obligated to accept returns of Owner's Product(s) after the expiration of the Post-Term Returns Period. If in its sound commercial judgment BMG accepts a reasonable number of returns of Owner's Product(s) during the thirty (30) day period following the expiration of the Post-Returns Period, BMG will invoice Owner for the value of the Net Proceeds of such returns and for all applicable per unit charges set forth in Exhibit A related thereto and Owner promptly will pay such invoice.

6. EXCESS INVENTORY

      (a) If on or about the last day of each month (the "last day") after the first nine months of the Term, BMG determines from BMG's books and record(s) on a selection-by-selection basis and by each configuration thereof that BMG's inventory (as determined in accordance with BMG's standard business practices) of Owner's Product(s) in BMG's possession or control as of each such last day is in excess of a one (1) year supply ("Excess Inventory"), BMG will notify Owner to such effect, in writing. Thereafter, Owner, at Owner's election, will either remove such Excess Inventory for storage purposes only (at Owners sole cost and expense of removal and storage) within thirty (30) days of BMG's report under this Paragraph, or promptly pay BMG for each month that any Excess Inventory is retained or controlled by BMG beyond such thirty (30) day period an amount equal to the number of units of Excess Inventory multiplied by Seven ($.07) Cents (the "Excess Inventory Charge"). Any Excess Inventory which is removed must be marked or otherwise modified by BMG (at Owner's sole cost and expense) beforehand to adequately distinguish it from all other Owner's Product(s). If Owner fails to remove any Excess Inventory or pay the Excess Inventory Charge on a timely basis, BMG, subject to the provisions embodied in Paragraph 11(a)(v)(B) and 14(g) hereof, will scrap such Excess Inventory at the applicable per unit price set forth in Exhibit A for scrapping. BMG will invoice Owner for such scrapping and any applicable Excess Inventory Charges and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof.

      (b) Owner will be afforded access once per each Contract Year and during regular business hours (on at least thirty (30) days prior written notice) to BMG's Warehouse to conduct a physical stock count of the inventory of Owner's Product(s) in the Warehouse. It's BMG's preference that Owner visit the Warehouse for physical stock counts at the time that BMG conducts its annual physical inventory (circa May of each Contract Year) of all products including Owner's Product(s).

      (c) With respect to stock shrinkage, BMG will bear the manufacturing cost of replacing the missing stock of Owner's Product(s) (including freight costs to the Warehouse) in excess of one percent (1%) of the number of units of Owner's Product(s) manufactured by BMG and delivered to BMG's Warehouse, and one (1%) percent of the number of units of any graphics and components delivered to BMG's Warehouses in a given Contract Year.

7. DELETED PRODUCTS

      (a) Owner will have the right to delete Owner's Product(s) from Owners catalog and, subject to Owner having fulfilled all of its then outstanding financial obligations to BMG hereunder, remove and sell same as so-called "cut-outs". Owner will give BMG notice of the date on which a particular Owner's Product(s) is to be deleted from Owners catalog and Owner will have forty-five
(45) days from that date to remove, at Owner's expense, deleted Owner's Product(s) from the Warehouse. Prior to any such removal, the deleted Owner's Product(s) will be appropriately marked by BMG (at Owner's sole cost and expense) as cut-outs in a manner consistent with BMG's then current practices to distinguish the inventory of deleted and cut-out

Owner's Product(s) from the inventory of Owner's Product(s) which has not been deleted and cut-out. Upon such deletion, marking and removal, the applicable Owner's Product(s) will no longer be subject to the terms and conditions of this Agreement.

      (b) If Owner does not remove Owner's Product(s) deleted pursuant to the immediately preceding Paragraph, BMG, upon thirty (30) days prior written notice to Owner, will have the right to scrap same (without any further obligation to Owner) at the applicable per unit price set forth in Exhibit A for scrapping. BMG will invoice Owner for such scrapping and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof.

8. SALE OF PRODUCTS BY BMG

      (a) The suggested retail list price or "list category" of Owner's Product(s) will be established by Owner, in Owners sole discretion. However, in order to permit necessary efficiencies in day-to-day operations, Owner will not change the suggested retail list price or "list category" of any specific Owner's Product(s) without giving BMG written notice at least one (1) calendar month prior to the effective date of the change. As and if reasonably necessary to denote such change, BMG will modify (by stickering or destickering, restickering and reshrinkwrapping) the particular Owner's Product(s) concerned at the applicable per unit prices for stickering or destickering, restickering and reshrinkwrapping set forth in Exhibit A (or at the applicable per unit price established by BMG for any other type of alteration and repackaging). BMG will invoice Owner for such charges and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof.

      (b) The Customer(s) to whom and, except as otherwise expressly provided in Paragraph 8(c) hereof, the terms and conditions of sale (including prices to Customer(s), "standard discounts", free goods, credit and dating, Returns Policy (including the percentage limitations on returns) at which BMG distributes and sells, Owner's Product(s) hereunder, and the local advertising allowances (if any) made by BMG (at BMG's sole cost and expense) will be established by BMG in its sole discretion. Promptly following the commencement of the Term, BMG will familiarize Owner with BMG's current Returns Policy, BMG's current advertising policy ("Advertising Policy") and BMG's current terms and conditions of sale ("Sales Policy").

      (c) From time to time Owner, employing sound business judgment, may request that BMG offer (or authorize BMG to offer) to Customer(s) discounts and dating greater than the so-called "standard" discounts (if any) and dating (if any) then offered by BMG (individually and collectively, "Special Term(s)"). BMG will honor requests and authorizations unless BMG determines that BMG cannot lawfully offer and/or administer the particular Special Term(s) concerned, that such Special Term(s) is inconsistent with and does not otherwise comport favorably with BMG's programs and policies applicable to Distributed Label(s) or that in BMG's sound commercial judgment such Special Term(s) is not in the best interest of Owner (e.g., extending extra dating to an insolvent Customer(s)) or a Customer(s) whose account is past due). Any Special Term(s) offered to Customer(s), will be offered on behalf of Owner and at Owner's sole cost and expense, subject at all times to the particular Special Term(s) concerned being consistent, and otherwise comporting favorably, with BMG's special discount rates and the discount and dating programs associated therewith, Owner will give BMG such reasonable advance written notice of the Special Term(s) which Owner is desirous of having BMG offer so as to afford BMG an opportunity to implement same in an efficient manner consistent with BMG's administration of sales. BMG's "standard" discounts are indicated in BMG's Price Cards, (i.e., as of the date first written hereinabove and in respect of the United States, twenty-three and eight-hundredths (23.08%) percent for singles Record(s), twenty (20%) percent for CD(s), and fifteen (15%) percent for certain other Record(s)).

      (d) Owner will be solely responsible for securing (and Owner agrees to timely secure) any and all permissions, authorizations, clearances, licenses, releases and other rights required to enable BMG to distribute Owner's Product(s) without infringing upon the rights of, or incurring any liability to, any third party(ies). In addition, Owner will be solely responsible for timely paying (and Owner agrees to timely pay) any and all sums due or otherwise required to be paid to third party(ies) in respect of any such permissions, authorizations, clearances, licenses, releases and other rights (including, without limitation, payments to developers, copyright proprietors, publishers, writers, artists, producers and engineers). Upon BMG's reasonable request, if at all, from time to time during the Term Owner will furnish BMG with documentation evidencing that Owner has secured any and all such permissions, authorizations, clearances, licenses, releases and rights and has timely paid all sums due to third party(ies) in respect thereof.

      (e) Owner agrees to identify and label any and all applicable Owner's Product(s) described hereunder with "explicit contents" by affixing the Parental Advisory Logo ("Logo") to same in accordance with the standards established by the Recording Industry Association of America ("RIAA") under the Parental Advisory Program ("Program). The current standards applicable to records are set forth in Exhibit B attached hereto and by this reference incorporated herein. The initial decision to identify and label a particular Owner's Product(s) rests with Owner. If BMG determines that Owner has failed to affix the Logo to Owner's Product(s), when appropriate, BMG, at Owner's sole cost and expense, will be entitled to affix the Logo to Owner's Product(s) or to recall and cease further distribution of Owner's Product(s). Any such determination by BMG will be based solely on the good faith opinion of BMG's counsel applying the same standards used when making such types of determination with respect to other products distributed by BMG.

      (f) (i) Without prejudice to any other rights which BMG may possess at law or hereunder, BMG may reject a particular Owner's Product(s) for distribution hereunder if BMG determines (in its sole discretion) that: (A) such Owner's Product(s) advocates an illegal activity; (B) such Owner's Product(s) is patently offensive or obscene; (C) such Owner's Product(s) violates any governmental regulation or law (including, without limitation, a regulation or law relating to ethical, religious, moral or political conception); (D) such Owner's Product(s) violates the personal property or other rights of a person, firm or corporation; or (E) such distribution of Owner's Product(s) would constitute a breach of any of Owner's material warranties, representations or covenants herein or constitute the potential defamation or libel of any person.

            (ii) Any such determination by BMG will be based on the good faith opinion of BMG's counsel applying the same standards used in making such types of determination with respect to other products distributed by BMG. To facilitate BMG's determination under this Paragraph, Owner may furnish BMG with a sample of Owner's Product(s) prior to same being distributed hereunder.

            (iii) BMG will furnish Owner with written notice of any determination to reject (specifying the above basis therefor) Owner's Product(s) under this Paragraph ("Rejected Owner's Product(s)"). If within fourteen (14) days after such notice Owner fails to furnish BMG with a modified sample of the Rejected Owner's Product(s) satisfactory to BMG, BMG will have no obligation to distribute the Rejected Owner's Product(s).

            (iv) If BMG elects not to distribute a Rejected Owner's Product(s), Owner will be entitled to distribute the Rejected Owner's Product(s) (or authorize a third party to distribute same) subject to Owner, at Owner's sole cost and expense,

                  (A) purchasing (if Owner has not theretofore paid for or otherwise purchased) all of BMG's inventory of the Rejected Owner's Product(s) at the applicable prices charged by BMG hereunder in connection therewith;

                  (B) continuing to be responsible for all work-in-progress and returns in connection with the Rejected Owner's Product(s); and

                  (C) reimbursing BMG for any and all costs incurred by BMG to produce Owner's Product(s).

      (g) Upon request and to the extent available pursuant to BMG's agreements with Soundscan, Inc. ("Soundscan"), BMG will afford Owner access to Soundscan's computerized on-line management information system. The charge for such access will be determined by BMG in respect of each calendar quarter of the Term. BMG will invoice Owner each calendar quarter therefor (based on the Applicable Percentage of the amount payable by BMG to Soundscan for BMG's access to the system and/or service, plus any additional charges levied by Soundscan against BMG in connection with Owner's accessing the system (including any set-up and connect charges and charges for special reports). The Applicable Percentage will be determined by dividing the Gross Sales of Owner's Product(s) in record(s) configurations hereunder during the relevant quarter by the total gross sales of all applicable products (in record(s) configurations) distributed by BMG during such quarter.

9. MARKETING/ADVERTISING/PROMOTION

      (a) Owner will be solely responsible for developing, planning, undertaking, implementing and otherwise performing all marketing, advertising and promotion in connection with Owner's Product(s) and for timely paying all of the costs and expenses related thereto. Owner agrees and warrants that Owner will timely undertake the marketing, promotion and advertising of each Owner's Product(s). Notwithstanding the foregoing, BMG, on behalf of Owner and at Owner's request (or with Owner's authorization), agrees to facilitate the placement and verification (such placement and verification being at Owner's sole cost and expense) of Owner requested or authorized marketing and advertising commitments (including, without limitation, "co-op ads" and "in-store promotions") provided that upon BMG's written request, from time to time, Owner reasonably evidences to BMG that Owner can and will defray all of the costs and expenses related to such commitments. If BMG pays any such costs and expenses for which Owner is responsible BMG will invoice Owner for same and Owner will pay same in accordance with Paragraphs 14(b) and (c) hereof.

      (b) At no cost to BMG, Owner will deliver (or cause to be delivered) to BMG reasonable quantities of promotional copies of Owner's Product(s) and BMG shall distribute same to radio stations, review services and other persons designated by Owner et al. at the applicable per unit price set forth in Exhibit
A. BMG shall bill Owner for such charges and Owner shall pay such invoice in accordance with Paragraph 14(b).

      (c) In consultation with BMG, Owner will establish an initial release schedule for each specific Owner's Product(s). In no event will BMG be obligated to release more than two (2) specific Owner's Product(s) released as so-called "album Record(s)" in any thirty (30) day period.

      (d) In the performance of its services hereunder, BMG will have the right:

            (i) to advertise, promote and otherwise market (and to cause others to market) Owner's Product(s) during the Term and throughout the Territory and through the mediums (now and/or hereafter known) related to the channels in respect of which BMG is entitled to perform Distribution Services;

            (ii) to use and to authorize others to use the names, approved likenesses, sobriquets, photographs, biographies and facsimile signatures of each of the artists and characters whose performances or characters are embodied in Owner's Product(s), the producers of Owner's Product(s) and Owner ("Identification") provided, however, that to the extent that Owner notifies BMG, in writing, that its rights to use any particular Identification in connection with Owner's Product(s) are limited or otherwise restricted, BMG's use pursuant to this Paragraph 9(d)(ii) will be limited or so restricted to the same extent following such notice (all elements of Identification submitted by Owner will be deemed approved by Owner and BMG will have the right to use the same as submitted);

            (iii) to perform Owner's Products(s) publicly and to permit public performances thereof in any medium and by any means whatsoever, whether now or hereafter known.

            (iv) to advertise, promote and otherwise market Owner's Product(s), to use Identification originated by (or for) BMG and to perform Owner's Product(s), provided BMG will do so only with Owner's prior written approval and provided further that the particular Identification in connection with all advertising, promotion and marketing submitted by Owner shall be deemed approved.

10. TRADEMARKS

      (a) Owner hereby represents and warrants that Owner is the exclusive owner or licensee of all trademarks, trade names and logos used by Owner in connection with the Owner's Product(s) and that no other person or entity has any interest therein that would limit Owner's and/or BMG's use of the same as provided for herein or give cause to a bona fide infringement and/or unfair competition claim by such person or entity against Owner and/or BMG. BMG hereby recognizes the rights of Owner to all such trademarks, trade names and logos and BMG agrees not to use any such trademarks, trade names and logos in connection with the marketing and sale of Owner's Product(s), or as part of BMG's trade name or in any other manner, without the prior written consent of Owner (which shall not be unreasonably withheld). Owner's submission of any "Materials" which includes trademarks, trade names and logos will be deemed to be instructions to BMG for BMG to use such trademarks, trade names and logos as submitted. The use of Owner's trademarks, trade name, and/or logos by BMG shall not confer any ownership rights to BMG in the same. Upon the termination or expiration of the Term and at Owner's request BMG shall quitclaim to Owner in a form (satisfactory to BMG) submitted by Owner to BMG all rights that BMG may have acquired in the same by operation of law or otherwise.

      (b) (i) No trademark, trade name, service mark or logo (including the BMG logo) owned and/or exclusively controlled by BMG will be used by Owner without BMG's express written consent and license to use same and then only in accordance with BMG's specific instructions and requirements (e.g., the following trademark legend must appear (in the place and in the size and prominence specified by BMG) if and when BMG consents to Owner's use of the BMG trademark: "BMG (or the "BMG logo", whichever is applicable) is a trademark of BMG Music"). Any unauthorized manufacture, duplication or distribution of BMG's property (including, without limitation, its copyrights and trademark rights and interests) will be considered nothing less than copyright infringement, trademark infringement, misrepresentation and unfair competition in violation of federal and state laws and BMG will seek the appropriate judicial relief.

      (ii) BMG hereby consents to Owner's use of the BMG trademark: "BMG" or the "BMG Logo", whichever is applicable on Owner's Product(s) in strict compliance with the trademark requirements set forth on Exhibit C attached hereto and by this reference incorporated herein.

                             PART II - MANUFACTURING

11. PURCHASE/PROCESSING/QUANTITIES

      (a) In accordance with the terms and conditions of this Agreement, BMG will manufacture (or cause to be manufactured) and sell to Owner and Owner in accordance with the terms and conditions of this Agreement will purchase exclusively from BMG all of Owner's Product(s) ordered by BMG and required to be delivered under Paragraph 3(a). Except as otherwise provided in Paragraphs 3(a) and 11(b)(i) hereof, BMG, further to the provisions of Paragraph 11(b)(ii) hereof, will be entitled to otherwise determine or approve the number of units of Owner's Product(s) manufactured hereunder. For purposes hereof, the term "manufacture" means any and all forms of duplication including, without limitation, pressing in the case of record(s). Once BMG undertakes to manufacture Owner's Product(s), then: -

            (i) Notwithstanding anything to the contrary stated herein (other than in Exhibits D), the minimum order quantity for each configuration of each specific catalogue number of Owner's Product(s) manufactured as record(s) hereunder will be the applicable number of units ("Minimum Order Quantity") specified in Exhibits D attached hereto and by this reference incorporated herein. BMG may increase the Minimum Order Quantity by notice to Owner if BMG's suppliers increase the Minimum Quantity Order which BMG must order. If any other Minimum Quantity Order is to apply to other Owner's Product(s) (other than record(s) manufactured by BMG for Owner hereunder), BMG will notify Owner beforehand.

            (ii) All orders placed by BMG with a third party(ies) for the manufacture of Owner's Product(s) will be made through BMG's order service and inventory control departments and in compliance with BMG's inventory management policies ("Inventory Policy(ies)"). Promptly following the commencement of the Term, BMG will apprise Owner of BMG's current Inventory Policy(ies).

            (iii) If after the initial release of any particular Owner's Product(s) BMG receives orders for such Owner's Product(s) from its Customer(s) in excess of the existing inventory of Owner's Product(s) by at least two hundred (200) units (or the equivalent of same) then Owner will be deemed to order a quantity of Owner's Product(s) equal to the higher of such excess or the Minimum Order Quantity.

            (iv) Such orders as are placed hereunder will be deemed fulfilled by BMG by the manufacture of any quantity of Owner's Product(s) between ninety (90%) percent and one hundred ten (110%) percent of the quantity of Owner's Product(s) ordered.

            (v) (A) Owner will, at Owners cost and expense, deliver or cause to be delivered to BMG (or its designee) (i) all duplicate Master(s) (including, without limitation, all applicable master recordings, lacquers and gold master(s) (all of which will be of quality suitable to comply with BMG's performance standards) required by BMG to manufacture Owner's Product(s); and
(ii) all necessary containers (including jackets), other packaging materials not supplied by BMG or its manufacturers, graphics, booklets, inserts, tray and inlay cards (four color separations), stickers, posters and other components (herein collectively called the "Materials"). The Materials will be used only to meet the Owner's requirements for Owner's Product(s) hereunder.

                  (B) Owner will retain title to all the Materials which Owner produces (or causes to be produced) and delivers to BMG and BMG will store (or cause to be stored), during the Term, a reasonable inventory of the Materials free of charge. From time to time during the Term, BMG will determine the amount of any excess inventory (i.e., more than a six (6) months supply as determined by BMG in accordance with BMG's standard practices) of Materials in BMG's possession or control and report such determination to Owner, in writing ("Excess Materials Inventory"). Owner, at Owner's expense, will remove (for storage purposes only at Owner's sole cost and expense of removal and storage) such Excess Materials Inventory within thirty (30) days of BMG's report to Owner under this Paragraph. Notwithstanding the two immediately preceding sentences, if Owner fails to remove such Excess Materials Inventory BMG will scrap (at Owner's sole cost and expense) such Excess Materials Inventory. BMG will invoice Owner for such scrapping charges and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof.

      (b) (i) If for any reason there are orders placed (at Owner's request and with BMG's prior written consent) directly by Owner with third party(ies) for the manufacture of a number of units (as determined by Owner (in its sole discretion)) of Owner's Product(s) and Materials, the costs and expenses associated with such order will be billed directly to Owner and paid directly by Owner, and no part of the payment for such manufacture will be BMG's responsibility; and all such Owner's Product(s) and Material(s) so manufactured will be delivered to BMG to be held in accordance with this Agreement. If any of the Owner's Product(s) which are manufactured by third party(ies) pursuant to orders placed directly by Owner are not physically suitable for shipment to, and acceptance by, BMG's Customer(s), then Owner will promptly reimburse BMG for all costs and expenses (e.g. rebox, rework) arising from such unsuitability. The provisions embodied in Paragraphs 10(b) and 11(c), 11(d) and 11(f) apply to Owner's Product(s) manufactured pursuant to 11(b) hereof.

            (ii) Owner and BMG will consult in advance respecting the quantities of Owner's Product(s) and Material(s) to be manufactured and delivered to the Warehouse and the allocation of such quantities as among BMG's Warehouse locations, and the final decision on both questions will rest with BMG. Deliveries will be made f.o.b. the Warehouse location(s) so determined.

      (c) At Owner's sole cost and expense Owner will have printed (as and where reasonably designated by BMG) or stickered on all jackets and containers on Owner's Product(s) manufactured and/or distributed hereunder or otherwise placed in inventory hereunder) the language "Manufactured and Distributed" in the United States by BMG Distribution, a unit of BMG Entertainment, 1540 Broadway, New York, New York 10036" "BMG (or the "BMG logo", whichever is applicable) is a trademark of BMG Music").

      (d) BMG will place Owner's Product(s) manufactured pursuant to this Paragraph in the location in BMG's Warehouse where it holds the Owner's Product(s) pursuant to Part I of this Agreement. Such placement of Owner's Product(s) will be deemed "delivery" for purposes of this Agreement.

      (e) All of Owner's Product(s) delivered hereunder will be available for release and will not be subject to any restrictions which would prohibit the manufacture, distribution and sale of Owner's Product(s) at any time during the Term, except to the extent that Owner furnishes BMG with written notice to the contrary (any such notice to be furnished promptly following the date that any such restriction comes into existence). Following such notice, the applicable Owner's Product(s) will be subject to such restrictions.

      (f) Prior to the duplication of Owner's Product(s) in video configuration, BMG, upon request, will apprise Owner of any additional or Special Term(s) applicable to the duplication of videos hereunder.

12. PRICES/ADDITIONAL TERMS

      (a) For services rendered by BMG to Owner under this Part II and in accordance with Paragraphs 14(b) and (c), Owner will pay to BMG for Owner's Product(s) delivered hereunder, the prices, f.o.b. Warehouse, set forth in Exhibits A and D attached hereto and by this reference incorporated herein. Exhibits A and D also set forth in specificity certain obligations of the parties and additional prices for certain services (including, without limitation, BMG's distribution of Owner's Product(s) supplied by Owner to third party(ies) for promotional purposes).

      (b) BMG will have the right, not more than once within any twelve (12) month period of the Term, to increase the prices set forth in Exhibits A and D, however, no such increase will exceed one hundred (100%) percent of the amount by which BMG's costs (fairly allocated per configuration per unit), including, without limitation, the costs of purchasing and/or obtaining finished goods, raw materials, labor, services and/or power, will have increased (using the date first written hereinabove as the benchmark; for the first increase, if any, and the date of the subsequent increase as the benchmark for any subsequent increase(s)).

                               PART III - GENERAL

13. APPLICABILITY

      The provisions of this Part III will apply to the provisions of Parts I and II hereof.

14. STATEMENTS/ACCOUNTING/AUDIT/PAYMENTS/COLLATERAL

      (a) All statements and other accountings rendered by BMG will be binding upon Owner and not subject to any objections by Owner for any reason whatsoever, unless such specific objection is made in writing, stating the basis thereof and delivered to BMG within two (2) years from the date such statement is rendered.

      (b) Except as otherwise expressly provided herein, BMG will invoice Owner (in full or in part) monthly for all amounts due hereunder and Owner will pay BMG within thirty (30) days of the date of each invoice (except that amounts due during the first Contract Year in respect of manufacturing costs and expenses hereunder Owner will pay BMG within sixty (60) days of the date of each invoice).

      (c) Notwithstanding any contrary provision contained herein, BMG will be entitled to deduct (in full or in part) any amounts invoiced (or to be invoiced) pursuant to Paragraphs 14(b) and (c) hereof from any and all sums then owed by BMG to Owner under this Agreement including, without limitation, any Net Proceeds otherwise payable to Owner hereunder.

      (d) At any time that Net Proceeds are reported, if such Net Proceeds are in a negative amount, then Owner promptly will pay BMG such Net Proceeds, plus any other amounts then due.

      (e) Owner may, at Owners own expense, appoint an independent certified public accountant to inspect, examine and audit BMG's books and record(s) insofar as such books and record(s) relate to the accountings and payments rendered by BMG to Owner hereunder. Such inspection will be made on not less than thirty (30) days prior written notice during normal business hours, but not more than once in any twelve-month period during the Term hereof and no more than once with respect to any statement rendered hereunder, and not between November 1 and February 28 of any Contract Year. Owner will propose to BMG, in writing, accompanied by appropriate documentation any adjustments to such payments which Owner in good faith believes to be necessary no later than ninety
(90) days after completion of the auditor's field work. Any audit (including all of the auditor's field work and the submission of Owner's proposed adjustments) conducted by Owner will be completed within the time-frame agreed by Owner and BMG prior to the commencement of same, but in no event later than one (1) year following such commencement - unless and to the extent delays are occasioned solely by BMG's action or inaction.

      (f) Any amount determined to be due from either party hereunder, if not paid on the due date, will bear interest at a rate per annum equal to the "Prime Rate". Any such amount as is due including interest, will be (i) in the case of Owner as the delinquent party, deductible against any Net Proceeds otherwise payable by BMG hereunder (but, if Net Proceeds are in a negative amount, then such due amount will be due and payable on demand) or (ii) in the case of BMG as the delinquent party, due and payable with the next payment due to Owner from BMG hereunder. "Prime Rate" for any monthly period means the interest rate for such period as announced on the first "Business Day" of each month by The Chase Manhattan Bank N.A. or successors thereto, at its principal office in New York City as its prime or base commercial lending rate. The "Prime Rate" is a reference rate and does not necessarily represent the lowest rate actually charged to any customer. "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks are required or permitted to close by law in the State of New York.

15. FORCE MAJEURE

      (a) In the event of any act of God or force majeure, such as strikes, lock-outs, accidents, fires, delays in manufacturing, delays of carriers, delays in delivery of materials, labor controversy, government actions, war or any other causes beyond their control, neither party will be responsible for delay in performance hereunder nor will incur liability to the other due to the resulting inability to perform provided that the party relying on such events of force majeure gives notice to the other party of the cause and anticipated duration, within thirty (30) days of the occurrence.

      (b) If by reason of a force majeure event, BMG is unable to distribute Owner's Product(s) in the manner contemplated by this Agreement for a period of thirty (30) consecutive days, Owner shall have the right to secure third party(ies) distribution of the Owner's Product(s) concerned, provided, however, that such alternative distribution shall terminate upon the cessation of such inability. Notwithstanding anything to the contrary set forth herein, in the event a force majeure event continues for more than one hundred eighty (180) days, then the party other than the party relying on the force majeure shall have the right to terminate the Term of the Agreement by written notice to such other party.

16. TERMINATION

      (a) Either party hereto will have the right, in addition to any other rights it may have at law or hereunder, to terminate the Term with immediate effect by prior written notice to the other party ("Termination Notice"): (i) in the event of a breach or default by the other party of any material representation, warranty, covenant or obligation under this Agreement which, in the good faith judgment of the party seeking to terminate the Term, would interfere with the exercise of its rights hereunder and which breach or default has not been cured (if and to the extent curable) within thirty (30) days after prompt written notice (specifying the nature of such breach or default) has been given to such breaching or defaulting party by the party seeking to terminate the Term; or (ii) in the event of a force majeure as set out above which continues for a period in excess of one hundred and eighty (180) days.

      (b) BMG will have the right, in addition to any other rights BMG may have at law or hereunder, to terminate the Term, with immediate effect, by prior written notice to Owner:

            (i) If any of the following occur: (A) the dissolution of Owner or the liquidation of Owner's assets; (B) the filing by or against Owner of a petition for liquidation or reorganization under Title 11 of the United States Code as now or hereafter in effect or under any similar statute relating to insolvency, bankruptcy, liquidation or reorganization (unless vacated within thirty (30) days); (C) the appointment of a trustee, receiver or custodian for Owner or for any of Owner's property (unless vacated within thirty (30) days);
(D) Owner's making of an assignment for the benefit of creditors; (E) Owner's commission of any act for or in bankruptcy; (F) or Owner's becoming insolvent.

            (ii) if Gross Sales of Owner's Product(s) hereunder are less than Ten Million ($10,000,000) Dollars in respect of any Contract Year (except Seven Million ($7,000,000) Dollars in respect of the first Contract Year and Thirteen Million ($13,000,000) Dollars in respect of the second Contract Year ("Minimum Sales Threshold"), BMG shall be entitled to terminate the Term. In determining whether the Minimum Sales Threshold has been achieved, BMG may estimate in good faith the Gross Sales of Owner's Product(s) in respect of the last sixty (60) days of the applicable Contract Year. If taking such estimate into consideration, BMG determines that the Minimum Sales Threshold has not been achieved, BMG may terminate the Term as early as sixty (60) days prior to the expiration of the particular Contract Year concerned. Any termination under this Paragraph will be effective, whichever occurs last, the expiration of such particular Contract Year or the expiration of the sixty (60) day period following BMG's notice of termination.

      (c) Unless otherwise expressly agreed by BMG and Owner, in writing, upon termination of the Term for any reason whatsoever:

            (i) Owner will remove (at Owner's expense) from BMG's Warehouse and/or any other applicable location designated by BMG all of Owner's Product(s) and Materials in BMG's possession and/or control within thirty (30) days following the effective date of such expiration or termination ("termination date") and notwithstanding the expiration or termination of the Term will purchase, as and if not theretofore purchased by Owner, all of BMG's inventory of Owner's Product(s). Owner will accept the return of all Owner's Product(s) returned by BMG's Customer(s) from time to time thereafter and repurchase from BMG such Owner's Product(s) for an amount equal to the value of Net Proceeds of the credit given by BMG to its Customer(s) for such returned Owner's Product(s) returned. Owner's Product(s) returned to BMG's Warehouse after the initial removal of Owner's Product(s) by the Owner, will be removed by the Owner, at the Owner's expense, within thirty (30) days following BMG's written request to Owner to do so. Prior to such removal of Owner's Product(s) by Owner the particular Owner's Product(s) concerned will be appropriately marked or otherwise modified by BMG (at Owner's expense) in a manner consistent with BMG's current practices to remove BMG's name therefrom and otherwise preclude same being returned to BMG, unless a new distributor is responsible for returns of Owner's Product(s) under a new distribution agreement. BMG will be entitled to scrap Owner's Product(s) and Materials not so removed or paid for by Owner. Such scrapping will be at the applicable per unit price set forth in Exhibit A. BMG will invoice Owner therefor and Owner will pay such invoice in accordance with Paragraphs 14(b) and (c) hereof;

            (ii) all unshipped orders for Owner's Product(s) will be canceled without liability, except that Owner will remain liable for work-in-progress under Part II;

            (iii) BMG will immediately cease soliciting orders for and thereafter distributing Owner's Product(s);

            (iv) the expiration, termination or cancellation of the Term or the revocation of this Agreement will not discharge Owner or BMG from their obligation to pay any amounts owing hereunder. As long as any amount so owing to BMG by the Owner has not been paid in full, BMG will have the right to reimburse itself from amounts owed to the Owner hereunder, without prejudice to the other rights of BMG.

      (d) Consistent with BMG's then prevailing practices and procedures, BMG will promptly notify Customer(s) of the expiration or termination of the Term of this Agreement as and when such notification becomes necessary. Customer(s) will also be advised of the disposition of returns of Owner's Product(s) following the expiration or termination of the Term and Post-Term Returns Period to the extent such returns will be accepted by a distributor other than BMG or a party affiliated with BMG.

17. OWNER'S REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNIFICATION

      (a) During the Term (except during and after the Term with respect to those representations, warranties, covenents and obligations of Owner which survive the expiration or termination of the Term), Owner represents, warrants and covenants as follows:

            (i) (A) Owner has the exclusive right to produce, mechanically record, promote, advertise, manufacture, distribute and sell Owner's Product(s) during the Term and in the Territory;

                  (B) Owner is possessed of the full right to enter into this Agreement and to grant BMG all of the rights herein granted; and

                  (C) All Owner's Product(s) delivered are available for release and are not subject to any restrictions which prohibit the manufacture, distribution and sale of Owner's Product(s) in accordance with the terms and conditions hereof including, without limitation, Paragraph 11(e) hereof.

            (ii) In performing services in accordance with the provisions of this Agreement, BMG will not violate the rights of any third person or entity from whom Owner derives or should have derived any rights;

            (iii) Except as otherwise expressly provided, no other person whatsoever has (or will have) the right, during the Term and in the Territory, to perform the services to be performed by BMG hereunder;

            (iv) Owner has paid and will pay all costs and expenses (including, without limitation, the costs and expenses of development, production and recording, manufacturing and marketing) relating to Owner's Product(s);

            (v) There is no claim or legal proceeding in respect of any of Owner's Product(s) subject to this Agreement which will interfere with BMG's distribution of Owner's Product(s);

            (vi) Owner is the owner or licensee of all rights relating to Owner's Product(s) by virtue of valid contracts;

            (vii) Owner has not sold, assigned, transferred, leased, conveyed or granted a security interest in, or otherwise disposed of, and will not sell, assign, transfer, lease, convey or grant a security interest in and to any of Owner's Product(s), adverse to or derogatory to the rights of BMG herein, nor is there any lien or encumbrance upon any of Owner's Product(s);

            (viii) Owner is and will continue to be the owner or licensee of all rights relating to the Owner's Product(s) and Materials (including, without limitation, trademarks) during the Term and throughout the Territory;

            (ix) Owner owns or possesses the right to use and to authorize others to use the Identification in the manner provided herein;

            (x) During the Term, Owner (and any person deriving rights from Owner) will not do or authorizes any person to do anything inconsistent with, or which might diminish or impair, any of BMG's rights hereunder or violate the rights of any third parties provided that nothing contained herein will restrict Owner from operating its business in the normal course (e.g. dropping acts, not picking up options);

            (xi) With respect to the production, manufacture, distribution and sale of Owner's Product(s) and all amounts paid by BMG to Owner hereunder, Owner will pay all taxes and all third party obligations required to be paid by Owner inclusive of, but not limited to, obligations to artists, producers, developers, writers, composers, lyricists and publishers, and all federal and state sales and use taxes, property taxes and all other applicable taxes of any nature for which Owner is responsible. With respect to any payments that may become due to any union having jurisdiction or under any collective bargaining agreement, including, without limitation, A.F.T.R.A., the A.F. of M., and their Music Performance Trust Fund and Special Payments Fund, which payments arise out of the production, manufacture, distribution and sale of Owner's Product(s) hereunder, BMG will not be responsible therefor and any obligations for such payments will be satisfied by Owner; and

            (xii) As and when applicable, Owner will have the applicable masters (other than gold masters) fully tested so that same operate in accordance with commonly accepted standards for the operation of such products and will be free from a "Defect". Should any significant error, defect, anomaly or nonconformity be detected with respect to Owner's Product(s) (which is attributable to a defect in the Masters) ("Defect") Owner will, at its sole cost and expense, promptly correct same and promptly provide BMG with corrected Owner's Product(s) to enable BMG to distribute a corrected version of Owner's Product(s). In the event BMG is required to replace copies of Owner's Product(s) which have been distributed with copies which do not contain a Defect or to refund any part of any fees or costs in connection with the Owner's Product(s) containing the Defect, Owner will promptly reimburse BMG for all reasonable costs incurred in replacing copies of the Owner's Product(s) or for all refunds given, as well as all reasonable costs of removing all copies of the Owner's Product(s) containing the Defect from the channels of distribution. BMG will be entitled to offset and otherwise deduct such amounts as are due from Owner to BMG under this Paragraph from and against any monies due to Owner from BMG under this Agreement.

      (b) BMG and Owner each ("the Indemnitor") does hereby indemnify and agree to hold the other, it successors and assigns and any of its officers, directors, employees, representatives and/or agents or each of them ("the Indemnitee") harmless at all times from and against any and all losses, third party claims, costs, expenses, liabilities and damages (including, without limitation, reasonable fees and disbursements of counsel) arising out of or connected with any breach or alleged breach by the Indemnitor of this Agreement or any material agreement, warranty, representation, promise, covenant or any obligation by the Indemnitor (including, without limitation, in the case of Owner, all of Owner's obligations under Paragraphs 8(d) and 17(a)(xi)). Prompt written notice will be given to the Indemnitor of any claim, action or proceeding to which the foregoing indemnity relates and the Indemnitor will have the right to participate in the defense thereof at the Indemnitor's expense. The Indemnitor will reimburse the Indemnitee on demand for any payment made by the Indemnitee at any time in connection with any liability or claim to which the foregoing indemnity relates, provided that such liability results from a judgment on the merits against the Indemnitee or a settlement entered into by the Indemnitee with the consent (not to be unreasonably withheld) of the Indemnitor. Pending the determination of any such claim, without limitation of BMG's remedies and rights, BMG, as Indemnitee, may withhold payments and deduct sums from any monies accruing or payable to Owner hereunder in an amount reasonably related to such claim, provided, however, that if Owner will obtain and post an undertaking (as defined, as of the date of this Agreement in Section 2501(1) of the Civil Practice Law and Rules (CPLR) of the State of New York) in an amount which BMG, in its sole judgment but in good faith, deems reasonably sufficient to secure BMG for Owner's liabilities hereunder, then BMG will not have the right to withhold and reserve monies as set forth in this Paragraph. If BMG has withheld and reserved any monies pursuant to this Paragraph with respect to any claim and if said claim has not been followed by commencement of an action or proceeding within twelve (12) months or if a claim is dismissed, defeated or discharged within twelve (12) months, BMG will release such monies without prejudice to its rights to again withhold and reserve monies in the future if any action or proceeding is later commenced.

18.   OWNER'S RELATIONSHIP TO BMG

      (a) In performing Owner's obligations hereunder and in performing any services in connection herewith, Owner is and will be deemed an independent contractor, and nothing herein contained will in any way constitute Owner, or any of Owner's officers, directors or employees, an agent or employee of BMG.

      (b) (i) Without the other party's express prior written consent, neither party shall disclose or authorize the disclosure of any information of a confidential nature learned as a result of this Agreement or the operation thereof, nor in any way or in any form publicize or advertise in any manner any of the terms, conditions or obligations contained in this Agreement except as provided in Paragraphs 18(b)(ii)(A), (B) and (C) below.

            (ii) Owner will keep strictly confidential information with respect to the terms, conditions and obligations of this Agreement, except that Owner may disclose same:

                  (A) to the extent required by law, regulation or legal process or any regulatory agency, subject to the terms and conditions contained in Paragraph 18(b)(iii);

                  (B) to Owner's employees, representatives, legal, professional advisors and affiliates who need to know the information for the purpose of performing their duties and obligations hereunder; or

                  (C) if at the time of disclosure it is in the public domain other than as a result of Owner's breach of this Agreement.

            (iii) In the event that any of one party's employees, advisors, or representatives are requested pursuant to, or become compelled by, applicable law, regulation or legal process to disclose this Agreement, any of its terms or any confidential information learned as a result of this Agreement or the operation thereof, such party will provide the other party with prompt written notice so that the other party may seek a protective order or other appropriate remedy or, in the sole discretion of the other party, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained, or that the other party waives compliance with the terms of this Agreement, such party will furnish (or permit to be furnished) only that portion of this Agreement or its terms which such party is advised by counsel that such party is legally required to furnish (or have furnished) and such party will cooperate with the other party's efforts to obtain reliable assurance that confidential treatment will be accorded this Agreement, its terms and all such confidential information.

19.   KEYPERSON

      BMG has entered into this Agreement because of its trust and confidence in Brian Doyle (the "Key Person"). It is understood and agreed that the bearing of continuing and primary responsibility on a full-time basis by the Key Person for Owner's development, A&R, marketing and promotion activities throughout the Term is a vital part of this Agreement. In the event of the death or incapacity of any of the Key Person, or in the event that the Key Person ceases for whatever reason such continuing and primary responsibility for said A&R, marketing and promotion, BMG will have the right, without prejudice to any other rights it may have, to terminate the Term of this Agreement by giving written notice to Owner, effective immediately.

20.   NOTICES

      All notices from one party to the other hereunder will, unless herein indicated to the contrary, be in writing and will be addressed as follows:

      To OWNER:   Push Records, Inc.
                  425 Madison Avenue
                  Suite 802
                  New York, New York 10017

                  with a courtesy copy to:
                  Grubman Indursky Schindler & Goldstein, P.C.
                  Carnegie Hall Tower
                  152 West 57th Street
                  New York, New York 10019-3301
                  Attn: Donald L. Kaplan, Esq.

      To BMG:     BMG MUSIC
                  d/b/a BMG Entertainment
                  1540 Broadway
                  New York, New York l0036-6758
                  Attn: Vice President, Legal & Business Affairs (BMG Distribution) with a copy to Vice President, Finance (BMG Distribution)

or to such other address as the addressee may designate in writing. Any notice will be sent either by regular mail, certified or registered mail, return receipt requested, or by personal delivery or air express or telefax (to the telefax number of the party to be served) and will be deemed complete when same (containing whatever information may be required hereunder) is deposited in any United States mail box addressed as aforesaid, except that (a) all materials personally delivered or sent by telefax will be deemed served when actually received by the party to whom addressed, (b) air express materials will be deemed served on the day of delivery to the air express company, (c) notices of change of address will be effective only from the date of its receipt, and (d) accounting statements will be sent by regular mail and will be deemed rendered when deposited in any United States mail box.

21.   ASSIGNMENT

Owner will not have the right to assign the Agreement or any of its rights or obligations thereunder without BMG's prior written consent (which consent shall not be unreasonably withheld). BMG may, at its election, assign the Agreement or any of its rights or obligations hereunder to its parent, subsidiary or affiliated company or any person acquiring all or substantially all of its assets or with whom BMG may merge. BMG and Owner shall remain primarily liable for their respective obligations in the event of any assignment. The foregoing will in no way limit BMG's right to assign or license in the ordinary course of business.

22.   WAIVERS AND REMEDIES

      No waiver of any provision of or default under this Agreement will affect Owner's or BMG's right, as the case may be, thereafter to enforce such provision or to exercise any right or remedy in the event of any other default, whether or not similar. To the extent permitted by, and subject to the mandatory requirements of all applicable laws, rules and regulations, each and every right, power and remedy herein specifically given to either party or otherwise in this agreement will be cumulative and will be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by such party, and the exercise or the beginning of the exercise of any power or remedy will not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by either party in the exercise of any right, remedy or power or in the pursuit of any remedy will impair any such right, remedy or power or be construed to be a waiver of any default of the part of such party or to be an acquiescence therein. No express or implied waiver by either party of any breach or default hereunder by the other party will in any way be, or be construed to be, a waiver of any future or subsequent breach or default hereunder by such other party.

23.   HEADINGS

      The headings and captions preceding the text of the various provisions of this Agreement are inserted solely for reference and will not constitute a part of this Agreement nor affect its meaning, construction or effect. Every word or phrase defined herein will, unless herein specified to the contrary, have the same meaning throughout this Agreement. As used herein, wherever applicable, the singular will include the plural and the plural will include the singular, the masculine will include the feminine and the feminine will include the masculine.

24.   INVESTIGATION

      BMG will have no obligation whatsoever to make any investigation of the facts relevant to any agreement, warranty or representation made by Owner herein. Neither the furnishing by Owner nor the receipt by BMG of any document will impair BMG's absolute rights to rely, to have relied, and to continue to rely on any warranties or representations made by Owner herein in connection with such document or the contents thereof.

25.    ENTIRE AGREEMENT

      This Agreement contains the entire and only agreement between the parties with respect to the subject matter hereof. This Agreement supersedes all previous agreements or arrangements between the parties relating to the subject matter hereof. No amendment, modification, waiver or discharge of this Agreement or any provision hereof will be binding unless signed by BMG's and Owner's authorized signatories.

26.   SEVERABILITY

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

27.   GOVERNING LAW

      This Agreement will be construed under the internal laws of the State of New York applicable to contracts to be performed wholly therein, and both parties agree that only the New York courts will have jurisdiction over this contract and any controversies arising out of this contract will be brought by the parties to the Supreme Court of the State of New York, County of New York, and they hereby grant jurisdiction to that Court.

28.   COUNTERPARTS

      This agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Facsimile signatures on this Agreement will be deemed original for all purposes.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above mentioned.

BMG MUSIC, a New York general partnership    PUSH RECORDS, INC.


By: BERTELSMANN MUSIC GROUP, INC.,           a Delaware Corp.
a Delaware corporation, a general
partner


By: /s/ Peter P. Jones                       By: /s/ Brian Doyle
    -------------------------------              -------------------------------
    Name:  Peter P. Jones                        Name: Brian Doyle
    Title: President                             Title: President

Date:  8-27, 1997                            Date: August 25, 1997

                                                       133932778
                                             -----------------------------------
                                             Federal Tax ID #

                                   SCHEDULE I

                  TO THE AGREEMENT DATED AS OF AUGUST 15, 1997
                    BETWEEN BMG MUSIC AND PUSH RECORDS, INC.

Owner's Product(s): As of August 15, 1997

1. Owner represents that Owner is negotiating a record agreement with Daryl Hall for his exclusive, solo performances as a recording artist.

2. Luxx (Titles To Be Determined)

                                   SCHEDULE 2
                  TO THE AGREEMENT DATED AS OF AUGUST 15, 1997
                    BETWEEN BMG MUSIC AND PUSH RECORDS, INC.


                           NON-BMG PRODUCT(S) SCHEDULE

                           (To Be Completed By Owner)

Old
Prior         New                                         Net Effective
Distributor   BMG                                         Cost Price
Catalog #*    Catalog #  Artist        Title              ("NECP")**
----------    ---------  ------        -----              ----------
                                                          US (CDN)

                                                          CD     Cass.    Other
                                                          --     -----    -----

                                                          Codes (see below (**))

* Prior Distributor's Catalog #s for Non-BMG Product(s) distributed prior to August 15, 1997 in the United States by Owner's prior distributor ("Prior Distributor") and the corresponding Prior Distributor's published SRLP (and the corresponding NECP at which Owner is desirous of having BMG issue returns credits to BMG's customers).

** Codes: (See Attached Page)

*** Indicate # of records included in product if more than one CD, cassette etc.

                       SRLP          NECP

(a) CD Prices***     1
                     2
                     3
                     4
                     5
                     6
                     7
                     8
                     9
                    10

(b) Cass. Prices*** 11
                    12
                    13
                    14
                    15
                    16
                    17
                    18
                    19
                    20

(c) Other (vinyl
    disc etc.)***   21
                    22
                    23
                    24
                    25
                    26
                    27
                    28
                    29
                    30

                                    EXHIBIT A
                  TO THE AGREEMENT DATED AS OF AUGUST 15, 1997
                    BETWEEN BMG MUSIC AND PUSH RECORDS, INC.

                      PRICE SCHEDULE FOR WAREHOUSE SERVICES

                                                      COST PER UNIT

INVENTORY REWORK

                               LP          CASS        CD             VIDEO
                               --          ----        --             -----

1) Product stickering on
   outside of shrinkwrap:
   Machine - Qty 1            0.03         0.03        0.03           0.03
   Manual
   General Location -
            - Qty 1           0.05         0.05        0.05           0.05
            - Qty 2           0.07         0.07        0.07           0.07
    Specific Location -
            - Qty l           0.07         0.07        0.07           0.07
            - Qty 2           0.12         0.12        0.12           0.12

2) Deface and Ship            0.02         0.04        0.02- Saw      0.07
   Cutouts                                             0.04- Drill

3) Selection Number           0.20 ST/SW   0.16 ST/SW  0.16 ST/SW     0.25 ST/SW
   Conversion                              0.22 ST/J   0.25 ST/       0.25 RPL
                                                CARD        GRAPH          SLP
                                           0.18 RPL    0.23 RPL/GRAPH
                                                INST

4) Rebox                      0.04         0.04        0.04           0.04

5) Defacing Only              0.01         0.02        0.080 STICKER  0.06
                                                       0.03 NO STICKER

6) Remove Spine Sticker                                0.07

ST=Sticker/SW=Shrinkwrap/RPL=Replace/SLP=Slipcase/JC-Jewelcase

ACCOUNT CHARGE

1) Pop                        0.06  (Posters, Flats, etc.)

2) Prepack                    Individually Quoted - All Configurations

3)  Prime the Pump            0.07         0.07        0.07           0.07

                      PRICE SCHEDULE FOR WAREHOUSE SERVICES

                                                   COST PER UNIT
                                  LP           CASS         CD       VIDEO
                                  --           ----         --       -----
ACCOUNT CHARGE (Cont'd)

4) Meet Comp                      0.07         0.07         0.07      0.07

5) Individual Order               0.25         0.25         0.20      0.30

6) Export                         0.20         0.20         0.20      0.20

7) Cash Sales                     0.00         0.00         0.00      0.00

8) Field Promo -
     No Deface                    0.15         0.15         0.15      0.16

9) Advertising Free               0.10         0.10         0.10      0.10

10) N/R Service                   0.06         0.05         0.05      0.06

11) Catalog Service               0.09         0.09         0.15      0.13

12) Open                          N/A          N/A          N/A       N/A

13) Reviewer Mailing              0.21         0.28         0.28      0.32

14) Radio Mailing                 0.33         0.23         0.23      0.38

15) Cut-Out                       0.02         0.04         0.02      0.07

16) Prime the Pump -
      Individual                  0.17         0.16         0.16      0.16

17) Outside Fulfillment           0.05         0.05         0.05      0.05

18) Miscellaneous                 0.10         0.10         0.20      0.10

19) Bulk Shipments                0.04         0.04         0.04      0.04

    Add on Charges: (Applies to all configurations)

    Package Insert
                  - Level 1 (Letter Only)      0.06
                  - Level 2 (Press kit)        0.12

NOTE: FREIGHT COSTS NOT INCLUDED IN ABOVE ACCOUNT CHARGE PER UNIT COSTS. ACTUAL FREIGHT TO BE BILLED SEPARATELY.

                      PRICE SCHEDULE FOR WAREHOUSE SERVICES

                                            COST PER UNIT
RETURNS REFURBISHMENT

1) Generic Sticker            0.04         0.04        0.04            0.04

2) Replace Shrinkwrap         0.13         0.07        0.08 JC         0.19

3) Replace Case               N/A          0.29        0.38 JC ONLY    N/A

4) CD Repackage               N/A          N/A         0.080 CH-BL/JC  N/A
                                                       0.115 CH/SW/JC
                                                       0.140 BL/SW/JC

MISCELLANEOUS

1) Ship N/R Out Of Cycle
   (Per Voucher)              4.00         4.00        4.00            4.00

2) Pack Ship Export                 0.20         0.20         0.20          0.20

3) Product Scrapping
    (Finished Goods)          0.005        0.005       0.005           0.005


NOTE: ANY SPECIAL REQUESTS FOR WORK NOT SHOWN ABOVE MUST BE QUOTED SEPARATELY

                                    EXHIBIT B
                  TO THE AGREEMENT DATED AS OF AUGUST 15, 1997
                    BETWEEN BMG MUSIC AND PUSH RECORDS, INC.


                       STANDARD PARENTAL ADVISORY LOGO

Wording:           PARENTAL ADVISORY: EXPLICIT CONTENTS

Color:             Black and white

Placement:         Front of the permanent packaging (under the shrinkwrap) of the particular Owner's Product(s) concerned (e.g., CD, cassette, vinyl record and music video)

Size:              1" x 5/8"



                  Example:

                              [LOGO]

                                    EXHIBIT C
                   TO THE AGREEMENT DATED AS OF AUGUST 15,1997
                    BETWEEN BMG MUSIC AND PUSH RECORDS, INC.

                        BMG LOGO TRADEMARK REQUIREMENTS:

BMG LOGO:          [LOGO]

APPEARANCE:        o    BMG letters in black and the solid triangle and rule in
                        BMG Red (PMS200 - Pantone(R) 200C for coated stock,
                        Pantone(R) 200U for uncoated stock) or

                   o Entire Logo in solid black or other BMG approved, solid dark color on a light background or

                   o    Entire Logo in white on a dark background.

TYPEFACE:          Futura Bold Condensed

PLACEMENT:         AUDIO

                        o Compact Disc - The BMG Logo must appear on the back of the tray card (visible to the consumer at time of purchase, in the booklet and on the compact disc.

                        o Cassette - The BMG Logo must appear on the back of the J card (visible to the consumer at time of purchase) and on the cassette (c-zero cartridge).

                        o Vinyl - The BMG Logo must appear on the back of the jacket (visible to the consumer at time of purchase) and on the label.

                   VIDEO - The BMG Logo must appear on the back of the slipcase (visible to the consumer at time of purchase) and on the face label of the video cassette.

                   OTHER - The BMG Logo must appear on the back of the applicable product container (visible to the consumer at time of purchase) and on the product.

                         BMG LOGO TRADEMARK REQUIREMENTS


SIZE: Under no circumstances may the size of the BMG Logo be smaller than the BMG Logo depicted below.

                   Example of smallest size (19/32" or l5mm):

                                     [LOGO]

LEGEND: The following Legend must appear wherever the BMG Logo appears:

                   "The BMG Logo is a trademark of BMG Music."

                                    EXHIBIT D
                  TO THE AGREEMENT DATED AS OF AUGUST 15, 1997
                    BETWEEN BMG MUSIC AND PUSH RECORDS, INC.

                 PRICE SCHEDULE FOR AUDIO MANUFACTURING SERVICES

Configuration            Price Per Unit    Elements
-------------            --------------    --------

7" Records                   $0.43         Generic craft sleeve - 1 color
                                           Flexograph printing.

12" Records                  $0.80         White sleeve,
                                           Jacket supplied by Owner.
                                           Standard shrinkwrap.
                                           Black generic jacket supplied
                                           by BMG ($0.30).

Cassettes                    $0.45         Tape housed in a standard white
(full-length)            (ferric tape)     C-zero cartridge or clear C-zero
                             $0.49         cartridge, includes 1 color direct
                         (Cr02 tape)       imprint. Insertion into a black or
                                           clear Norelco Box with Owner supplied
                                           4 panel J card.

                         plus $0.0075      Standard shrinkwrap.
                         for each minute
                         or portion
                         thereof in
                         excess of
                         45 minutes

Cassette Singles             $0.35
                         (ferric tape)

                             $0.39
                         (chrome tape)

Compact Discs                $0.75         Disc (includes up to 3 color screen
(full-length or single)                    print), tray and jewel case.
                                           Insertion of booklet supplied by
                                           Owner and tray card.
                                           Overwrapped.
                                           A $0.20 credit will be applied when
                                           the jewel case is not used.
                                           Additional charges for other
                                           packaging elements shall be as
                                           specified by BMG.

In addition to the elements listed above, the elements for each configuration shall include a commercial quality pressing and boxing in BMG's standard count box.

                 PRICE SCHEDULE FOR AUDIO MANUFACTURING SERVICES

ADDITIONAL PROVISIONS

7" and 12" Records

7" and 12" records will be manufactured in various locations. With respect thereto:

      - 7" records - Minimum Initial Order 1000 units, reorder minimum 500 units.

      - 12" records - Minimum Initial Order 500 units, reorder minimum 500 units.

      - Owner will furnish BMG with Sony 1610 master tape and lacquers for manufacturing.

      - If Direct Metal Mastering (DMM) is used, Owner will furnish BMG with molds at Owner's expense.

      - Owner will supply BMG with printed polylined inner sleeves. Owner will send printed jackets, inserts and polylined inner sleeves to the location(s) designated by BMG. Owner will supply label background separations. BMG will print the backgrounds. Owner will provide that all jackets shall bear the new selection numbers and UPC barcodes and that all jackets, graphics and labels background separations shall bear the language "Manufactured and Distributed" in the United States by BMG Distribution, a unit of BMG Entertainment, 1540 Broadway, New York, New York 10036" "BMG (or the "BMG logo", whichever is applicable) is a trademark of BMG Music".

Cassettes

Cassettes will be manufactured by BMG in various locations. With respect thereto:

      - Minimum Initial Order 1000 units, reorder minimum 500 units.

      - Owner will supply BMG with a Sony 1630 master tape.

      - Owner will supply BMG with label copy film for direct imprint on cassettes.

      - Owner will provide BMG with artwork and all related mechanicals and Owner will supply BMG with cassette J-Cards, at Owner's expense, sufficient to allow BMG, at BMG's expense, to provide printed, 4-color, scored insert cards which shall bear the new selection numbers and UPC barcodes and the language "Manufactured and Distributed" in the United States by BMG Distribution, a unit of BMG Entertainment, 1540 Broadway, New York, New York 10036" "BMG (or the "BMG logo", whichever is applicable) is a trademark of BMG Music". Owner shall be solely responsible for all coordination, cost and expense including, without limitation, freight to

                 PRICE SCHEDULE FOR AUDIO MANUFACTURING SERVICES

BMG's manufacturing facilities, associated with ensuring that the Owner-supplied J-Cards are received by BMG in a manner and form suitable to BMG to allow BMG to incorporate Owner's J-Cards in an efficient and timely manner.

      - BMG will collate the cassettes and J-cards into Norelco cases and shrinkwrap.

Compact Discs

Compact Discs will be manufactured and packaged in various locations. With respect thereto:

      - Minimum Initial Order 1,000 units, reorder minimum 500 units.

      - Owner will supply a technically satisfactory Sony 1630 master tape accompanied by the appropriate digital tracking information. In the alternative, Owner shall pay BMG its standard compact disc mastering charge for each compact disc selection mastered hereunder.

      - Owner will supply label background film and artwork for each selection with tracking sequences and timings.

      - Owner will supply printed booklets and inlay cards which will bear the new selection numbers, UPC barcodes and the language "Manufactured and Distributed" in the United States by BMG Distribution, a unit of BMG Entertainment, 1540 Broadway, New York, New York 10036" "BMG (or the "BMG logo", whichever is applicable) is a trademark of BMG Music".

      - BMG will collate the discs, booklets and inlay cards into jewel cases and overwrap them.

BMG will designate the location(s) for Owner to deliver the various items Owner is to supply.

                                    EXHIBIT E
                  TO THE AGREEMENT DATED AS OF AUGUST 15, 1997
                    BETWEEN BMG MUSIC AND PUSH RECORDS, INC.

                               SECURITY AGREEMENT


(See Attached)

                               SECURITY AGREEMENT

THIS SECURITY AGREEMENT is made as of this 15th day of August, 1997, by and between BMG Music d/b/a BMG Entertainment (herein referred to as "Distributor") on the one hand, and Push Records, Inc. (herein referred to as "Company"), on the other hand, with reference to the following:

A. Distributor and Company are entering into a Distribution Agreement (herein referred to as "the Distribution Agreement") dated as of August 15, 1997. In connection with the Distribution Agreement, Distributor will advance certain monies on behalf of Company, and Distributor will incur additional administrative and overhead costs in order to assist Company in the operation of its business.

B. As an inducement and precondition to Distributor entering into the Distribution Agreement, and as security for Company's performance pursuant to the Distribution Agreement, Company has agreed to grant a security interest in certain of its assets to Distributor (hereinafter sometimes referred to as "Secured Party") under this Security Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

GRANT OF SECURITY INTEREST

      (a) In order to secure the prompt and full payment, performance and observance of all indebtedness, obligations, liabilities and agreements of any kind of the Owner to BMG under this Distribution Agreement (collectively, the "Obligations"), Owner hereby grants to BMG a continuing first priority security interest in and to (i) the Inventory of Owner's Products; (ii) all accounts due from BMG to Owner under this Distribution Agreement and all books, ledger cards, computer programs, databases and other property and general intangibles at any time evidencing or relating to such accounts, (iii) all insurance proceeds or claims for loss or damage to or destruction of any of the foregoing, and (iv) any and all products and proceeds of any of the foregoing in any form whatsoever (collectively, the "Collateral").

      (b) Owner represents, warrants and agrees that it has not and will not grant a security interest to any third party in the Collateral without BMG's prior express written consent and that it has and will continue to have good and marketable, legal and beneficial title to all Collateral, free of all liens, claims, security or other interests, defenses, offsets, pledges, mortgages, hypothecations, charges and encumbrances (collectively "Encumbrances") whatsoever other than the Encumbrance granted to BMG hereunder. Owner further represents, warrants and agrees that the chief executive office of Owner and the office where Owner keeps its books and records relating to the Collateral is Push Records, Inc., 425 Madison Avenue, Suite 802, New York, New York 10017, and all locations of Collateral are at the addresses set forth on Schedule 1 hereto. Owner will execute and deliver to BMG, at its request, and hereby appoints BMG, with full power of substitution, as its attorney-in-fact and agent to file on its behalf, without Owner's signature, financing statements and any other document, including additional financing statements and/or continuation statements, BMG deems necessary in order to establish, maintain and perfect BMG's security interest in the Collateral. Owner further agrees to do such other acts and things as BMG may reasonably request from time to time to establish and maintain a valid first priority security interest in the Collateral, free of all other

Encumbrances other then the Encumbrance of BMG. Upon BMG's request, Owner will make a notation on its records to reflect BMG's security interest in the Collateral in form satisfactory to BMG.

      (c) Upon the occurrence of a material breach or default by Owner of Owner's obligations to timely fulfill its monetary obligations under the Distribution Agreement (which breach or default has not been cured (if and to the extent curable) within thirty (30) days after prompt written notice (specifying the nature of such breach or default)) has been given to Owner by BMG, BMG will have in addition to any other rights it has under this Distribution Agreement, all rights and remedies afforded a secured party under applicable law including, without limitation, all rights and remedies of a secured party under the New York Uniform Commercial Code as amended from time to time, the right to exploit the Collateral, in any media, and in any commercially reasonable manner available to BMG and the right to sell the Collateral at public or private sale at the location or locations then specified by BMG. All reasonable attorneys' fees and disbursements and all other costs, charges, premiums and other expenses incurred in connection with any such sale will be charges against and deducted from the proceeds thereof, with the balance, if any, applied in reduction of the obligations of Owner under the Distribution Agreement, whether or not then due, with any surplus remaining being payable to Owner. In the event there is a deficiency, said deficiency will be payable forthwith by Owner. Notice of public or private sale, if given, will be sufficiently given for all purposes if sent to Owner at its last known address, and if a public sale, if published once in any newspaper of general circulation in the county in which such sale is to be held, not less than five (5) days prior to sale. In addition to any other rights or remedies BMG may have, upon thirty (30) days written notice to Owner, BMG may sell the Collateral, at a private sale to a distributor, dealer or other person or entity at BMG's customary "cut-out" or "close out" prices, which Owner acknowledges and agrees will constitute disposition thereof in a commercially reasonable manner. All rights and remedies provided in this Distribution Agreement are cumulative, not exclusive and enforceable, alternatively, successively or concurrently.

      (d) For purposes hereof, "Owner's Product(s)" means any and all Records subject to the Distribution Agreement, derived from Master(s) owned or controlled, in whole or in part, directly or indirectly by Owner currently or at any time during the Term. "Inventory" means all raw materials, work-in-progress, finished goods and inventory of whatsoever kind or nature and all wrappings, packaging, advertising, marketing, promotional and shipping materials and any documents, necessary instruments and rights relating thereto, and all labels and other devices, names and marks affixed or to be affixed thereto for purposes of selling or of identifying the same, and all right, title and interest of Owner therein and thereto (with the exception of underlying trademarks), wherever located, whether now owned or hereafter acquired by Owner and all books, records and other property relating to the foregoing. "Masters" means the original material object in which sounds, with or without visual images, are fixed by any method now known or hereafter developed and from which sounds, with or without visual images, can be perceived, reproduced or otherwise communicated, either directly or with the aid of a machine, device or process including out-takes, unused portions and similar material relating to the above.

      (e) This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

      (f) Company agrees that any action or proceeding seeking to enforce any provision of, or based on any right arising out of, or otherwise relating to the Agreement, may be brought against Company only in a state or federal court located in New York City, and Company hereby submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein except that, if in Secured Party's judgment, it is preferable to join in any such action or proceeding a third party that cannot be joined in any such state or federal court, Secured Party may bring or seek to transfer such action or proceeding to a court in such place where jurisdiction can be obtained and the parties hereto consent to the jurisdiction of such court and the transfer thereto. Notwithstanding anything herein to the contrary, however, a judgment creditor may bring and action to enforce any judgment arising out of this Agreement made by such court against the judgment debtor in any court having jurisdiction over the judgment debtor or its possessions. Process in any action or proceeding referred to in the Paragraph 12(f) will be served on Company by personal service on the Secretary of state of New York together with service by registered mail on the office of the Secretary of Company (Company hereby irrevocably designates such office as its agent for such service). Company will at all times maintain an agent in New York for receipt of process and keep Secured Party informed as to the name and address of such agent. Nothing herein will affect the right of secured Party to serve process in any other manner permitted by law or to commence any legal action or proceeding against Company in any other jurisdiction. EACH OF COMPANY AND SECURED PARTY HEREBY IRREVOCABLY WAIVES TRIAL BY JURY AND ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION.

      (g) As used herein, the singular, plural, masculine, feminine and neuter will be deemed to include the other whenever and wherever appropriate.

      (h) Time is of the essence.

      IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed on the day and year first written above.

BMG MUSIC, a New York general         Push Records, Inc., a Delaware corporation
partnership d/b/a BMG Entertainment   (Company)

By: BERTELSMANN MUSIC GROUP, INC.,
a Delaware corporation, a general
partner



By: /s/ Peter P. Jones                By: /s/ Brian Doyle
    -----------------------------         --------------------------------------
    Name:  Peter P. Jones                 Name:  Brian Doyle
    Title: President                      Title: President
    Date: 8-27-97                         Date: August 25, 1997


                                                   133932778
                                       --------------------------------------
                                       Federal Tax ID #

                                   SCHEDULE I
              TO THE SECURITY AGREEMENT DATED AS OF AUGUST 15, 1997
                    BETWEEN BMG MUSIC AND PUSH RECORDS, INC.

Location of:

1.  Chief Executive office of Company                   ) To Be Completed
                                                        ) by Company

2.  Collateral                                          ) To Be Completed
                                                        ) by Company

3.  Books and Records Relating to Collateral            ) To Be Completed
                                                        ) by Company